UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 8, 2004

SAN JOSE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-32835
(Commission File Number)

33-0956433
(IRS Employer Identification No.)

988 Miramonte Drive, No. 6, Santa Barbara, CA 93101
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (760) 408-1618

Item 5. Other Events

On April 20, 2004, the sole director of the Corporation approved resolutions to declare that it is advisable for the Corporation to effect a 16.5 for 1 forward split (the "Forward Split") of the Corporation's authorized, issued and outstanding Common Stock, so that the Corporation's issued and outstanding Common Stock would increase from 3,411,000 shares to 56,281,500 shares and the Corporation's authorized Common Stock would increase from 80,000,000 shares to 1,320,000,000 shares. The resolutions also declared that it is advisable for the Corporation to reduce the authorized shares of the Corporation's Common Stock following the Forward Split from 1,320,000,000 shares of Common Stock to 100,000,000 shares of Common Stock. The resolutions recommended that the Shareholders of the Corporation approve an amendment (the "Amendment") to the Certificate of Incorporation to carry out the Forward Split and the subsequent reduction of the authorized shares of Common Stock. On April 20, 2004, the shareholder holding a majority of the Corporation's Common Stock approved by way of a written consent resolution to implement the Amendment to the Certificate of Incorporation to carry out the Forward Split and the subsequent reduction of the authorized shares of Common Stock.

The Forward Split and subsequent reduction of the authorized shares of Common Stock was effected with the Delaware Secretary of State on May 28, 2004. The Forward Split took effect with the OTC Bulletin Board at the opening for trading on Tuesday, June 8, 2003 under the new stock symbol SJOS. The Corporation's new CUSIP number is 798212 20 5.

Item 7. Exhibits

(99) Certificate of Amendment of Certificate of Incorporation filed with the Delaware Secretary of State on May 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOSE INTERNATIONAL, INC.

/s/ Christopher Greenwood
Christopher Greenwood, President, Secretary and Director

Date: June 8, 2004.